American Dairy Completes $60 Million Financing
Guaranteed Senior Secured Convertible Notes Sold to Citadel

BEIJING, June 4, 2007 (PR Newswire) -- American Dairy, Inc. (NYSE Arca: ADY)  (the "Company") , one of the leading producers and distributors of milk powder and soybean products in China, today announced that it has closed the first portion of the sale of the Company’s 1% Guaranteed Senior Secured Convertible Notes due 2012 (the “Notes”) to Citadel Equity Fund Ltd. ( "Citadel”). On June 1, 2007, the Company completed the first closing under the purchase agreement pursuant to which the Notes were issued, resulting in gross proceeds to the Company of US$60 million (the “First Closing”).

In the  first  closing, Citadel purchased US$60 million principal amount of the Notes which are convertible at an initial conversion price of $24.00, which is subject to adjustment. The Notes bear interest at the initial rate of 1.0% per annum, payable semi-annually, subject to adjustment.

Please refer to the Company’s 8-K for further details regarding the terms and conditions of the Offering.

About American Dairy, Inc.:
American Dairy, Inc. conducts operations in the People's Republic of China ("China") through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of milk powder and soybean products in China. Feihe Dairy is located in Kedong County, China, and has been in operation since 2001. American Dairy also has a milk powder processing plant, Baiuan Feihe Dairy in Kedong County, and also has a milk powder processing plant in the city of Qiqihaer, Heilongjiang Province. http://www.feihe.com/

About Citadel:
Citadel Equity Fund Ltd. is one of the entities for which Citadel Limited Partnership serves as portfolio manager and Citadel Investment Group, L.L.C. provides administrative and investment-related services. Citadel Investment Group, L.L.C. was founded in 1990. Affiliates of Citadel Investment Group, L.L.C., including Citadel Equity Fund Ltd., deploy investment capital across a highly diversified set of proprietary investment strategies in nearly all major asset classes in all the world's principal markets. Citadel Investment Group, L.L.C. and its affiliates maintain offices in Hong Kong, Chicago, New York, San Francisco, Tokyo and London.

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT
Ashley Ammon MacFarlane of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)
http://www.americandairyinc.com